UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 15, 2009

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 28, 2009 at 11:30 A.M., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Lee A. Kennedy
President and Chief Executive Officer

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 28, 2009 at 11:30 A.M., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect (i) three Class I directors to serve until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal and (ii) one Class III director to serve until the 2011 annual meeting of shareholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2009 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Ronald D. Cook
Corporate Secretary

Jacksonville, Florida
April 15, 2009

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 28, 2009 at 11:30 A.M., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2009 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), which was the surviving legal entity in the merger between Certegy and Former FIS (the “Certegy Merger”); all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “Old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of the Company’s shares through November 9, 2006 and in November 2006, merged with and into FIS (the “FNF Merger”); all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of Old FNF but now an independent company that remains a related entity from an accounting perspective; and all references to “LPS” are to Lender Processing Services, Inc., a former wholly owned subsidiary of FIS, which was spun-off as a separate publicly traded company on July 2, 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 30, 2009 are entitled to vote. On that day, 191,158,430 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FIS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

•	by mail, using the enclosed proxy card and return envelope; or

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Executive Chairman and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect (i) three Class I directors to serve until the 2012 annual meeting of shareholders and (ii) one Class III director to serve until the 2011 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FIS’s articles of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms); or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the individuals receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving Proposal No. 2 exceed the number of shares present or represented by proxy and entitled to vote opposing it, abstentions will have no effect.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2008 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with FIS	Age(1)	Since

Nominees to the class of directors whose term will expire at the 2012 annual meeting:
William P. Foley, II	Director Executive Chairman, Chairman of the Executive Committee	64	2006
Thomas M. Hagerty	Director Chairman of the Compensation Committee	46	2006
Keith W. Hughes	Director Member of the Audit Committee, Chairman of the Corporate Governance and Nominating Committee	62	2002
Nominee to the class of directors whose term will expire at the 2011 annual meeting:
Richard N. Massey	Director Member of the Executive Committee	53	2006

(1)	As of April 1, 2009.

William P. Foley, II.  William P. Foley, II has served as a director of FIS since February 2006 and is the Executive Chairman of the Board. Mr. Foley has also served as the executive Chairman of the Board of FNF since October 2005. Mr. Foley served as the executive Chairman of the Board of Lender Processing Services, Inc. from May 2008 until March 2009. Mr. Foley served as Chief Executive Officer of FNF from October 2006 until May 2007. Mr. Foley served as Chairman of the Board and Chief Executive Officer of Old FNF from that company’s formation in 1984 until the FNF Merger.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of FIS since February 2006. Mr. Hagerty has served as a director of FNF since October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of MGIC Investment Corporation and several private companies.

Keith W. Hughes.  Keith W. Hughes has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes also serves as a director of Texas Industries Inc. and Pilgrim’s Pride.

Richard N. Massey.  Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey has served as a director of FNF since October 2006. Mr. Massey is currently a founding partner of West Rock Capital, LLC, a private investment firm, and has been since January 2009. Mr. Massey previously served as the Executive Vice President and General Counsel of Alltel Corporation from January 2006 until January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies.

Information About Our Directors Continuing in Office

Term Expiring in 2010

			Director
Name	Position with FIS	Age(1)	Since

Lee A. Kennedy	Director, President and Chief Executive Officer, Member of the Executive Committee	58	2001

(1)	As of April 1, 2009.

Lee A. Kennedy.  Lee A. Kennedy has served as a director and as President and Chief Executive Officer of FIS since March 5, 2001. Mr. Kennedy has also served as a director of Lender Processing Services, Inc. since May 2008 and as Chairman since March 2009. Prior to the Certegy Merger, he also served as the Chairman of Certegy from February 2002 until February 2006, and as the President of Certegy from March 2001 until May 2004. Prior to that, he served as President, Chief Operating Officer and director of Equifax Inc. from June 1999 until June 29, 2001.

Term Expiring in 2011

			Director
Name	Position with FIS	Age(1)	Since

David K. Hunt	Director Chairman of the Audit Committee, Member of the Compensation Committee	63	2001

(1)	As of April 1, 2009.

David K. Hunt.  David K. Hunt has served as a director of FIS since June 2001. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. All three classes serve for three year terms. The directors elected at this annual meeting will hold office for the three year term or until their successors are elected and qualified, other than Mr. Massey, who will hold office for a two year term or until his successor is elected and qualified. The current number of directors is seven, but will be reduced to six following this annual meeting due to Robert M. Clements’s decision not to stand for re-election to the Board due to time constraints. Mr. Clements will continue to serve as a director until the annual meeting.

In addition, on April 1, 2009, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Metavante Technologies, Inc. (“Metavante”), pursuant to which the Company would acquire Metavante. Following the closing of this transaction, the Board will expand the number of directors to nine, and will appoint three directors designated by Metavante pursuant to the Merger Agreement. New directorships will be allocated at that time among the classes in a manner designed to make the classes as equal as possible. In accordance with Georgia law, any newly appointed director that does not fill an existing vacancy on the Board will stand for election to the Board at the 2010 annual meeting of shareholders. In anticipation of these events, the Board decided to redesignate (i) Richard N. Massey from his existing class of directors with a term expiring at the annual meeting of shareholders in 2010 to the class of directors with a term expiring at the annual meeting of shareholders in 2011, and (ii) Keith W. Hughes from his existing class of directors with a term expiring at the annual meeting of shareholders in 2010 to the class of directors with a term expiring at the annual meeting of shareholders in 2012. In the event the transaction fails to close or is terminated, the Board will reallocate the directors in each class as nearly equal as possible in connection with the 2010 annual meeting.

In connection with the Merger Agreement, on March 31, 2009, we entered into an Investment Agreement (the “Investment Agreement”) with FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL” and together with FNF, the “Investors”) pursuant to which the Investors have agreed to invest a total of $249,999,993.50 in us in connection with the proposed merger between us and Metavante. Under the Investment Agreement, THL will be entitled to nominate one member of our expanded nine member board as long as it continues to own shares equal to at least 35% of the number it purchases under the Investment Agreement. It is currently intended that Thomas M. Hagerty will serve as THL’s nominee.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2012:

William P. Foley, II
Thomas M. Hagerty
Keith W. Hughes

At this annual meeting, the following person, who is a current director of the Company, has been nominated to stand for election to the Board for a two-year term expiring in 2011:

Richard N. Massey

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG to audit the consolidated financial statements of the Company for the 2009 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2008 and 2007, we were billed the following fees by KPMG:

	2008	2007

Audit Fees	$6,808,732	$4,373,516
Audit-Related Fees	843,059	570,428
Tax Fees	19,395	19,479
All Other Fees	—	3,621

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2008 and 2007 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred. The 2008 audit fees include approximately $2.6 million of fees related to the LPS spin-off.

Audit-Related Fees.  Audit-related fees in 2008 and 2007 consisted principally of fees for Statement on Accounting Standards No. 70 audits and audits of employee benefit plans including billings for out-of-pocket expenses incurred.

Tax Fees.  Tax fees for 2008 and 2007 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees.  All other fees for 2007 consisted principally of fees for identity theft/privacy enablement services and information technology risk assessment services.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 191,158,430 shares of FIS common stock outstanding as of March 30, 2009. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

Capital World Investors(1)	18,755,000	9.81%
Glenview Capital Management, LLC(2)	10,644,675	5.57%

(1)	According to a Schedule 13G filed February 13, 2009, Capital World Investors, a division of Capital Research and Management Company (“CRMC”) whose address is 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 18,755,000 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	According to a Schedule 13G filed February 17, 2009, Glenview Capital Management, LLC and Lawrence M. Robbins, whose address is 767 Fifth Avenue, 44th Floor, New York, NY 10153, may be deemed to be the beneficial owner of 10,644,675 shares. This amount consists of: (A) 345,786 shares held for the account of Glenview Capital Partners; (B) 5,287,691 shares held for the account of Glenview Capital Master Fund; (C) 2,623,783 shares held for the account of Glenview Institutional Partners; (D) 396,838 shares held for the account of the GCM Little Arbor Master Fund; (E) 74,897 shares held for the account of GCM Little Arbor Institutional Partners; (F) 881,481 shares held for the account of Glenview Capital Opportunity Fund; (G) 950,245 shares held for the account of Glenview Offshore Opportunity Master Fund; (H) 13,864 shares held for the account of GCM Little Arbor Partners; and (I) 70,090 shares held for the account of GCM Opportunity Fund.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number			Percent
Name	Shares Owned		of Options(1)	Total		of Total

Jeffrey S. Carbiener	66,051		—	66,051		*
Robert M. Clements	—		21,543	21,543		*
William P. Foley, II	2,049,364	(2)	2,367,291	4,416,655	(2)	2.31%
Thomas M. Hagerty	4,031		36,550	40,581		*
Keith W. Hughes	1,000		21,543	22,543		*
David K. Hunt	12,442	(3)	21,543	33,985	(3)	*
Lee A. Kennedy	500,741	(4)	3,353,665	3,854,406	(4)	2.02%
Richard N. Massey	58,169		21,543	79,712		*
Gary A. Norcross	146,062		811,178	957,240		*
Francis R. Sanchez	71,236		376,440	447,676		*
George P. Scanlon	70,364		44,880	115,244		*
All current Directors and Officers (15 persons)	3,126,352		7,972,372	11,098,724		5.81%

*	Represents less than 1% of our common stock.

(1)	Represents shares subject to stock options that are exercisable on March 31, 2009 or become exercisable within 60 days of March 31, 2009.

(2)	Included in this amount are 1,209,148 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 311,222 shares held by Foley Family Charitable Foundation. Additionally, 214,482 shares included in this amount are pledged in connection with a collateral account held by Mr. Foley at Wachovia Bank, N.A.

(3)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife.

(4)	Included in this amount are 258 shares held by Mr. Kennedy’s children.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008, about our common stock that may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)(1)

Equity compensation plans approved by security holders	22,073,184	$18.26	19,212,039
Equity compensation plans not approved by security holders	—	—	—

Total(2)	22,073,184	$18.26	19,212,039

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 9,971,318 shares under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.

(2)	The table does not include options to purchase an aggregate of 3,764,662 shares, at a weighted average exercise price of $16.12, granted under plans assumed in connection with acquisition transactions. No more grants may be made under these assumed plans.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age

William P. Foley, II	Executive Chairman	64
Lee A. Kennedy	President and Chief Executive Officer	58
George P. Scanlon	Executive Vice President and Chief Financial Officer	51
Gary A. Norcross	President and Chief Operating Officer, Transaction Processing Services	43
Francis R. Sanchez	President, Strategic Solutions	51
Brent B. Bickett	Executive Vice President, Strategic Planning	44
Ronald D. Cook	Executive Vice President, General Counsel and Corporate Secretary	45
Michael P. Oates	Executive Vice President, Human Resources	49
James W. Woodall	Senior Vice President, Chief Accounting Officer and Controller	39
Michael L. Gravelle	Executive Vice President, Legal	47

George P. Scanlon has served as Executive Vice President and Chief Financial Officer of FIS since July 2008. Mr. Scanlon joined FIS in February 2008 as Executive Vice President, Finance. Mr. Scanlon previously served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001.

Gary A. Norcross has served as President and Chief Operating Officer, Transaction Processing Services of FIS since November 2007. Prior to that, he served as Executive Vice President, Integrated Financial Solutions of FIS since February 2006. Prior to that, he held the position of President of Integrated Financial Solutions of Former FIS since June 1996. He served Former FIS in various capacities since May 1988.

Francis R. Sanchez has served as President, Strategic Solutions of FIS since November 2007. Prior to that, he served as Executive Vice President, Enterprise Banking Solutions of FIS since February 2006. Prior to that, since April 2004, he served as an Executive Vice President of Former FIS and President of the Leveraged Product Development division. Prior to joining Former FIS, Mr. Sanchez served in many positions at Sanchez Computer Associates, Inc. since 1980, including as Chief Executive Officer. Sanchez Computer Associates, Inc., a Nasdaq listed international bank technology company that specialized in real-time banking systems for the global market, enterprise customer integration systems and complete internet banking outsourcing, was acquired by Former FIS in April 2004.

Brent B. Bickett has served as Executive Vice President, Strategic Planning of FIS since February 2006. Mr. Bickett joined Old FNF in January 1999, where he held the position of Executive Vice President, Corporate Finance and was responsible for mergers and acquisitions and business development efforts. Prior to joining Old FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999. Mr. Bickett also serves as Executive Vice President, Corporate Finance of FNF.

Ronald D. Cook has served as Executive Vice President, General Counsel and Corporate Secretary of FIS since July 2008 and served as Senior Vice President and General Counsel since May 2006. Prior to joining FIS, Mr. Cook worked as a private lawyer in Tampa, Florida from February 2006 until May 2006. Prior to that, Mr. Cook served as Certegy’s Senior Vice President and Associate General Counsel from September 2002 through February 2006. Prior to that, Mr. Cook founded and managed a private law firm in Tampa, Florida from August 1998 through September

2003. He was Assistant Vice President and Associate Group Counsel for Equifax Inc. from May 1993 until August 1998. Prior to that, Mr. Cook worked at multiple law firms following his graduation from law school in May 1987.

Michael P. Oates has served as Executive Vice President, Human Resources of FIS since February 2008, and oversees all personnel and employee benefit programs as well as employment-related legal matters. Prior to that, he held the position of Senior Vice President, Human Resources of FIS since September 2007. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004. Mr. Oates served as Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

James W. Woodall has served as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys since 2007. Prior to Eclipsys, Mr. Woodall was the Executive Director — Assistant Controller of Bellsouth Corporation from 2005 to 2007, Director of Customer Markets Finance of Bellsouth from 2004 to 2005, and Director of Technical Accounting of Bellsouth from 2001 to 2004. Prior to joining Bellsouth, Mr. Woodall was a senior manager with PricewaterhouseCoopers LLP since 1992.

Michael L. Gravelle has served as Executive Vice President, Legal of FIS since June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, since 2003, he served as Senior Vice President of Old FNF and as Senior Vice President, General Counsel and Secretary of Former FIS. Mr. Gravelle joined Former FIS from Alltel Information Services, Inc., which he joined in 1993 and where he had served as Senior Vice President, General Counsel and Secretary since 2000. Mr. Gravelle also serves as Executive Vice President, Legal of FNF.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for William P. Foley, II, our Executive Chairman; Lee A. Kennedy, our President and Chief Executive Officer; George P. Scanlon, our Executive Vice President and Chief Financial Officer; and Gary A. Norcross and Francis R. Sanchez, who serve as President and Chief Operating Officer, Transaction Processing Services and President, Strategic Solutions, respectively, and were our two other most highly compensated executive officers during 2008. We also discuss the compensation of Jeffrey S. Carbiener, our former Executive Vice President and Chief Financial Officer, who stepped down as an executive officer of the Company in July 2008, following the spin-off of LPS, to become the Chief Executive Officer of LPS (together with Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez, the named executive officers).

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as other key executives. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plan and approving individual grants and awards under those plans. Our President and Chief Executive Officer also plays an important role in determining executive compensation levels, by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. Our Executive Chairman may also make recommendations with respect to equity-based incentive compensation awards. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our Executive Chairman and our President and Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, the compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets and long-term incentive targets, focusing on levels of compensation from the 50th to the 90th percentiles of market data. These levels of total compensation provide a point of reference for the committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives. Strategic Compensation Group was selected by the compensation committee, reports directly to the committee, receives compensation only for services provided to the committee, and does not provide any other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2008 compensation levels, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Compensation Group used two different marketplace data sources: (i) general compensation surveys prepared by Hewitt Associates and Towers Perrin, which together contain data on approximately 700 companies; and (ii) a group of 17 publicly-traded companies. The 17 companies were:

•	Affiliated Computer Services, Inc.;

•	Alliance Data Systems, Inc.;

•	CA, Inc.;

•	Choicepoint, Inc.;

•	Convergys, Inc.;

•	Equifax, Inc.;

•	First Data Corporation;

•	Fiserv, Inc.;

•	Intuit Inc.;

•	MasterCard Incorporated;

•	Metavante Corporation;

•	Moneygram Inc.;

•	Perot Systems Inc.;

•	SunGard Data Systems Inc.;

•	Symantec Corporation;

•	The Western Union Company; and

•	Total System Services, Inc.

These companies either have comparable annual revenues or compete directly with us in the same general industry and for the same key employees. Information provided by Strategic Compensation Group is one of the tools for evaluating total compensation paid to our executive officers, but many other factors are also considered by our compensation committee.

Allocation of Total Compensation for 2008

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers also enjoy very limited perquisites. These benefits are described later. The compensation committee generally allocates executive officers’ compensation after first determining an appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation, based on the marketplace data provided by Strategic Compensation Group, and each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2008, our named executive officers’ compensation was allocated among annual salary, annual cash incentives and long-term equity-based incentives, with a heavy emphasis on “at-risk” performance-based components of annual cash incentives and long-term equity awards.

The compensation committee believes performance-based incentive compensation comprising 70% to 90% of total target compensation is appropriate. The compensation committee also believes a significant portion of the executive officers’ compensation should be allocated to equity-based compensation in order to effectively align their interests with the long-term interests of our shareholders. Consequently, for 2008, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and restricted stock.

When allocating Mr. Foley’s compensation among base salary and annual incentives and equity awards, the compensation committee considers that Mr. Foley is not employed exclusively by us. Because Mr. Foley does not dedicate 100% of his time on a day-to-day basis to FIS matters, the compensation committee has allocated a smaller portion of his annual compensation to base salary. Rather, because of Mr. Foley’s unique experience and his contributions to and impact on the Company’s long-term strategy and success, the compensation committee has heavily weighted Mr. Foley’s compensation toward “at-risk” performance-based incentive and equity awards.

2008 Executive Compensation Components

For 2008, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and employee benefit plans as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2008 compensation programs.

Base Salary

We seek to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with a performance-based cash incentive, to motivate the executive to consistently perform at a high level. However, our emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in executive officers’ positions with the Company. In 2008, the compensation committee approved an increase of $15,000 to all of the named executive officers’ base salary levels, other than Mr. Foley who remained at his 2007 base salary level.

Annual Performance-Based Cash Incentive

We award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. We provide the annual incentives to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2008, annual incentive award targets were established by the compensation committee as described above for our named executive officers as a percentage of the individual’s base salary. For 2008, Mr. Foley’s annual incentive target was 250% of base salary, Mr. Kennedy’s target was 200% of base salary, Mr. Carbiener’s, Mr. Norcross’s and Mr. Sanchez’s target was 150% of base salary, and Mr. Scanlon’s target was 100% of base salary.

Actual payout ranges from one-half to two times (three times for Mr. Foley) the target incentive opportunity, depending upon the achievement of pre-established goals. However, no annual incentive payments are payable to an executive officer if the pre-established, minimum performance levels are not met. These performance goals were specific, objective measures, and the compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts. Minimum performance levels were established to challenge executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation without discouraging performance beyond the minimum levels. The ranges of possible payments under FIS’s annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

Annual incentive awards for 2008 for the named executive officers were based on achieving weighted objectives for revenue growth (2008 target of 19.00% growth), earnings before interest and taxes, or EBIT (2008 target of 25.34% growth) and keeping capital expenditures at or below targeted levels (2008 target of less than $296 million), which are three key measures in evaluating the performance of our business. Revenue was selected as a performance goal with the intent of focusing our named executive officers on achieving our revenue growth objectives. The compensation committee believes that revenue is an effective measure of financial success and is a measure that is clearly understood by both our executive officers and shareholders. EBIT is calculated by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. EBIT was selected as the appropriate measure since the level of EBIT reflects the operating strength and efficiency of the Company. The goal of keeping capital expenditures (that is, outlays of money to acquire or improve long term assets not bought or sold in the normal course of business) at or below targeted levels was selected to focus our named executive officers on reducing costs to our business. For purposes of determining whether the targets under the annual incentive plan have been met, FIS adjusts its revenue, EBIT and capital expenditure results for the financial impact of certain events and activities, including the LPS spin-off, merger, acquisition and divestiture activities, certain integration activities, and other restructuring charges, and for the impact of changes in foreign currency from budgeted rates.

The annual incentive awards were weighted forty percent each for the revenue and EBIT targets and twenty percent for the capital expenditures target. For 2008, our financial results exceeded the minimum levels but fell just short of the target levels with respect to revenue growth (2008 revenue growth was 18%) and EBIT growth (2008 EBIT growth was 31%) and exceeded the maximum level with respect to the capital expenditures target (2008 capital expenditures of $253.7 million).

Accordingly, the incentive awards earned by the named executive officers, when combined, exceeded their target levels, but were less than the maximum levels. The annual incentive amounts earned under the annual incentive plan were approved by the compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

Long-Term Equity Incentive Awards

In 2008, we used our shareholder approved amended and restated Certegy Inc. Stock Incentive Plan (the “Certegy Plan”) and our shareholder approved Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) for long-term incentive awards (collectively, the Certegy Plan and Omnibus Incentive Plan shall be referred to as the “Stock Plans”).

We have historically used nonqualified stock options and restricted stock as our primary form of equity compensation, although the Stock Plans are omnibus plans that authorize us to grant stock appreciation rights and restricted stock units. We believe stock options and restricted stock assist in our goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders. A description of the Stock Plans can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

Our general practice is to make awards during the fourth quarter of each year at a meeting of the compensation committee held following the release of third quarter earnings. We also may grant awards in connection with significant “in year” events or incident to new hires and promotions.

In October 2008, the compensation committee approved grants of nonqualified stock options and restricted stock to Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez. The number of shares of restricted stock and the exercise prices and number of option shares subject to these grants are disclosed in the Grants of Plan-Based Awards table.

The factors considered by the compensation committee in determining stock option and restricted stock awards included: (i) an analysis of competitive marketplace compensation data provided by Strategic Compensation Group; (ii) the executive’s level of responsibility and ability to influence performance; (iii) the executive’s level of experience and skills; (iv) the need to retain and motivate highly talented executives; and (v) the Company’s business environment, objectives and strategy.

In each case, the stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us and have a seven year term. In each case, the restricted stock vests proportionately each year over three years based on continued employment with us. In addition to aligning the executive’s interest with the interests of our shareholders, our compensation committee believes the stock option and restricted stock awards aid in retention, because the executive must remain with FIS for three years before the awards become fully exercisable and free of restrictions.

In March 2008, the compensation committee also approved grants of restricted stock to Messrs. Foley, Kennedy, Carbiener, Norcross and Sanchez. The number of shares of restricted stock is disclosed in the Grants of Plan-Based Awards table. The restricted stock awards were granted to help retain them, recognize their performance and further tie them to the interests of our shareholders. In addition, the restricted stock awards were based, in part, on how well we performed in 2007, especially considering the challenging industry conditions and general economic downturn. These awards vest proportionately each quarter over eight consecutive quarters beginning June 30, 2008.

In February 2008, the compensation committee also approved a new hire grant of nonqualified stock options to Mr. Scanlon. The exercise price and number of option shares subject to this grant are disclosed in the Grants of Plan-Based Awards table.

In connection with the LPS spin-off, Mr. Carbiener’s stock options and shares of restricted stock, including those granted in March 2008, were converted into stock options to purchase shares of LPS common stock and restricted shares of LPS common stock. The exercise prices of the option awards and the number of shares subject to each option and restricted stock award were adjusted to reflect the differences in price between LPS’s and our common stock. Mr. Foley’s stock options and restricted stock awards were split, and one-third of his awards were replaced with LPS stock options and restricted stock.

Further details concerning the restricted stock awards and stock option grants made in 2008 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Year-End table and the related footnotes.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. In addition, Messrs. Kennedy and Carbiener participate in the Special Supplemental Executive Retirement Plan, or special plan.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan, or SERP, was adopted by Certegy for certain of its executive officers, including Mr. Kennedy, and became effective on November 5, 2003. We assumed sponsorship of the SERP in the Certegy Merger. The SERP is a nonqualified defined benefit pension plan that is intended to provide retirement benefits that supplement the retirement benefits provided under the pension plan. The SERP was amended on December 31, 2007 to disallow new participants from joining the SERP, freeze the accrued benefit in participants’ accounts and to prevent the accrual of additional benefits, and to allow participants to change the time and form of their SERP payments. Mr. Kennedy, the only named executive officer who participated in the SERP, took a full distribution of his accrued benefit under the SERP in the amount of $10,432,656 on January 31, 2008. Material terms of the SERP are described in the narrative following the Pension Benefits table.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

We also maintain an Executive Life and Supplemental Retirement Benefit Plan, which we refer to as the split dollar plan, and a Special Supplemental Executive Retirement Plan, which we refer to as the special plan. The split dollar plan was established by Certegy in connection with the spin-off of Certegy from Equifax Inc. The purpose of the plan was to reward executives for their service to Certegy and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. To address changes in applicable law resulting from the Sarbanes-Oxley Act of 2002, the split dollar plan was amended in 2003 to eliminate certain executive officers’ deferred cash accumulation benefits under the split dollar plan. As a result of the amendment, Messrs. Kennedy and Carbiener retained death benefits under the split dollar plan, but no longer have deferred cash accumulation benefits under the split dollar plan. To replace the lost cash accumulation benefits, Certegy adopted the special plan. The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Messrs. Kennedy’s and Carbiener’s benefits under the special plan, as well as material terms of the special plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,500 in 2008). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan, which we amended and restated effective January 1, 2009. Participants may elect to defer up to 75% of their base salary and up to 100% of their bonuses and/or commissions on a pre-tax basis. With the exception of Mr. Norcross, none of the named executive officers elected to defer 2008 compensation into the plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Perquisites and Other Benefits

We provide few perquisites to our named executive officers. In general, the perquisites provided are intended to help them be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2008, Messrs. Foley, Kennedy and Norcross received club membership fees. Messrs. Foley, Kennedy and Sanchez also received personal use of the corporate airplanes and Mr. Foley received assistance with financial planning. Messrs. Scanlon and Norcross also received relocation benefits. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2008 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for the executive to reach the ownership multiple within five (5) years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors, except Robert M. Clements and Thomas M. Hagerty, met the stock ownership guidelines as of December 31, 2008. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the Stock Plans. Compensation paid under our annual incentive plan and awards granted under the Stock Plans are generally intended to qualify as performance-based compensation. However, the compensation committee may approve compensation, such as time-vesting restricted stock, that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share Based Payment, which we refer to as FAS 123(R).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas M. Hagerty, Chairman
David K. Hunt

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our Executive Chairman, our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers during 2008, and one additional person who was our former Chief Financial Officer, who stepped down as an executive officer in July 2008, following the LPS spin-off, to become the Chief Executive Officer of LPS (together, the named executive officers). Mr. Scanlon’s, Mr. Norcross’s and Mr. Sanchez’s 2007 and 2006 compensation is not shown because they were not named executive officers in 2007 or 2006 and their compensation information has not previously been disclosed. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(6)	($)

William P. Foley II	2008	557,500	—	371,418	8,854,042	1,823,663	—	91,848	11,698,471
Executive Chairman	2007	537,500	—	729,329	10,050,710	913,913	—	187,253	12,418,705
	2006	417,535	—	152,598	13,007,899	2,407,821	—	161,774	16,147,627
Lee A. Kennedy	2008	1,027,500	—	636,873	6,530,537	2,286,389	—	87,165	10,568,464
President and Chief	2007	958,333	—	226,257	3,874,646	989,176	5,552,158	51,690	11,652,260
Executive Officer	2006	692,308	6,250,000	—	3,462,110	1,500,000	875,451	48,356	12,828,225
Jeffrey S. Carbiener*	2008	263,750	—	61,483	606,107	—	—	873	932,213
Executive Vice President	2007	485,897	—	188,547	1,257,496	375,887	61,754	14,888	2,384,469
and Chief Financial	2006	359,627	500,000	—	1,111,763	600,000	61,595	329,100	2,962,085
Officer
George P. Scanlon	2008	374,580	75,000	55,781	329,135	467,415	—	48,126	1,350,037
Executive Vice President and Chief Financial Officer
Gary A. Norcross	2008	602,500	15,000	243,398	2,020,885	996,776	—	159,869	4,038,428
President and Chief Operating Officer, Transaction Processing Services
Francis R. Sanchez	2008	602,500	—	161,861	1,969,968	996,776	—	7,645	3,738,750
President, Strategic Solutions

*	Mr. Carbiener stepped down as an executive officer of FIS in July 2008, following the LPS spin-off, to become an executive officer of LPS.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.

(2)	The amount shown for Mr. Scanlon represents a sign-on bonus paid in 2008. The amount shown for Mr. Norcross represents a relocation bonus paid in 2008. The amounts shown for Messrs. Kennedy and Carbiener represent contractual bonuses paid in 2006 in connection with the Certegy Merger.

(3)	Amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, with respect to all named executive officers, for the fiscal years ended December 31, 2008, of restricted stock awards granted by us in fiscal year 2008, and, in addition, (i) with respect to Mr. Foley, for the fiscal years ended December 31, 2008, 2007 and 2006, of restricted stock awards granted by Old FNF in 2003 and assumed by us in the FNF Merger, (ii) with respect to Mr. Norcross, for the fiscal year ended December 31, 2008, of restricted stock awards granted by Old FNF in 2003 and assumed by us in the FNF Merger, and (iii) with respect to Messrs. Kennedy and Carbiener, for the fiscal years ended December 31, 2008 and 2007 for restricted stock awards granted by us as a merit bonus in 2007.

(4)	Amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, for the fiscal years ended December 31, 2008, 2007 and 2006, of stock option awards granted in and prior to fiscal years 2008, 2007 and 2006. These awards consisted of options granted by us and options granted to acquire shares of Old FNF under Old FNF plans that we assumed in the FNF Merger. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(5)	Represents amounts paid pursuant to our annual incentive plan that were earned in 2006 and paid in 2007, earned in 2007 and paid in 2008, and earned in 2008 and paid in 2009, respectively.

(6)	Amounts shown for 2008 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane; club membership fees; relocation bonus; and financial planning services as set forth below:

	Foley	Kennedy	Carbiener	Scanlon	Norcross	Sanchez

401(k) Matching Contributions	$—	$6,900	$—	$4,689	$6,900	$—
ESPP Matching Contributions	9,375	17,708	—	—	35,625	—
Restricted Stock Dividends	11,142	15,596	805	3,378	8,724	4,465
Life Insurance Premiums	430	387	68	173	90	207
Dividends from Split Dollar Plan	—	40,193	—	—	—	—
Personal Airplane Use	34,202	1,881	—	—	—	2,973
Club Membership Fees	1,755	4,500	—	—	108,530	—
Financial Planning Services	34,944	—	—	—	—	—
Relocation Reimbursement	—	—	—	39,886	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2008.

Grants of Plan-Based Awards

					(d)	(e)
					All Other	All Other
					Stock	Option		(g)
					Awards:	Awards:	(f)	Grant Date
		Estimated Possible Payouts Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Shares of	Securities	Base Price of	Stock and
		(a)	(b)	(c)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/sh)	($)

William P. Foley, II	3/20/2008				30,877	—	—	666,497
	10/29/2008				146,875	—	—	2,107,656
	10/29/2008				—	587,500	$14.35	2,214,875
	N/A	687,500	1,375,000	4,125,000	—	—	—	—
Lee A. Kennedy	3/20/2008				50,086	—	—	1,081,121
	10/29/2008				190,938	—	—	2,739,960
	10/29/2008				—	763,750	$14.35	2,879,338
	N/A	1,015,000	2,030,000	4,060,000	—	—	—	—
Jeffrey S. Carbiener*	3/20/2008				19,029	—	—	410,747
	N/A	405,000	810,000	1,620,000	—	—	—	—
George P. Scanlon	2/11/2008				—	134,640	$23.45	916,898
	10/29/2008				67,653	—	—	970,821
	10/29/2008				—	270,250	$14.35	1,018,843
	N/A	207,500	415,000	830,000	—	—	—	—
Gary A. Norcross	3/20/2008				14,002	—	—	302,237
	10/29/2008				117,500	—	—	1,686,125
	10/29/2008				—	470,000	$14.35	1,771,900
	N/A	442,500	885,000	1,770,000	—	—	—	—
Francis R. Sanchez	3/20/2008				14,002	—	—	302,237
	10/29/2008				58,750	—	—	843,063
	10/29/2008				—	235,000	$14.35	885,950
	N/A	442,500	885,000	1,770,000	—	—	—	—

*	Mr. Carbiener stepped down as an executive officer of FIS in July 2008, following the LPS spin-off, to become an executive officer of LPS. All of Mr. Carbiener’s FIS equity awards were cancelled and exchanged for LPS equity awards at the time of the LPS spin-off.

(1)	The amounts shown in column (a) reflect the minimum payment level under our annual incentive plan which is 50% of the target amount shown in column (b). The amount shown in column (c) for everyone except Mr. Foley is 200% of such target amount. For Mr. Foley, the amount in column (c) is 300% of the target amount. These amounts are based on the individual’s 2008 salary.

(2)	The amounts shown in column (d) reflect the number of shares of our restricted stock granted to each named executive officer (other than Mr. Scanlon, who joined FIS in February 2008 and did not participate in the March 2008 grant of restricted stock, and Mr. Carbiener, who stepped down as an executive officer of FIS in July 2008, following the LPS spin-off, to become an executive officer of LPS and did not participate in the October 2008 grant of restricted stock) under the Certegy Plan on March 20, 2008 (grant date fair value is $21.59 per share of restricted stock granted) and under the Omnibus Incentive Plan on October 29, 2008 (grant date fair value is $14.35 per share of restricted stock granted). In connection with the LPS spin-off, all stock awards held by employees that continued as FIS employees were adjusted using a conversion factor of 1.7952 to adjust the number of awards to ensure that their fair value was the same immediately before and after the LPS spin-off.

(3)	The amounts shown in column (e) reflect the number of stock options granted to each named executive officer (other than Mr. Carbiener, who stepped down as an executive officer of FIS in July 2008, following the LPS spin-off, to become an executive officer of LPS and did not participate in the October 2008 grant of stock options) under the Omnibus Incentive Plan on October 29, 2008 (grant date fair value per option is $3.77 per option granted), except for Mr. Scanlon’s stock options that were granted on February 11, 2008 (grant date fair value per option is $6.81 per option granted). In connection with the LPS spin-off, all stock options held by employees that continued as FIS employees were adjusted using a conversion factor of 1.7952 to adjust both the number of awards and the exercise price of these awards to ensure that their fair value was the same immediately before and after the LPS spin-off.

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2008.

William P. Foley, II

We entered into a three-year employment agreement with Mr. Foley, effective July 2, 2008, to serve as our Executive Chairman, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $550,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Lee A. Kennedy

We entered into a three-year employment agreement with Mr. Kennedy, effective as of the consummation of the Certegy Merger on February 1, 2006, which was superseded by a new agreement, to serve as our Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Kennedy’s minimum annual base salary is $1,015,000, with an annual cash bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Kennedy is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Kennedy and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Kennedy is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships.

Mr. Kennedy’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Jeffrey S. Carbiener

Prior to stepping down from the Company in July 2008, we entered into a three-year employment agreement with Mr. Carbiener, effective May 1, 2008, to serve as our Chief Financial Officer, with a provision for automatic annual extensions unless either party provided timely notice that the term should not be extended. Under the terms of the agreement, Mr. Carbiener’s minimum annual base salary was $515,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Carbiener was entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Carbiener and his eligible dependents were entitled to medical and other insurance coverage we provided to our other top executives as a group.

Mr. Carbiener’s employment agreement contained provisions related to the payment of benefits upon certain termination events. On the effective date of the LPS spin-off, July 2, 2008, Mr. Carbiener’s employment agreement was assumed by LPS.

In connection with the LPS spin-off and LPS’s assumption of Mr. Carbiener’s employment agreement, (i) we paid no severance or other termination benefits to Mr. Carbiener and (ii) all of Mr. Carbiener’s FIS equity awards were cancelled and exchanged for equivalent LPS equity awards, with no immediate acceleration or vesting of such awards.

George P. Scanlon

We entered into a three-year employment agreement with Mr. Scanlon, effective May 1, 2008, to serve as our Executive Vice President, Finance and Chief Financial Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Scanlon’s minimum annual base salary is $415,000, with an annual cash bonus target equal to 100% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Scanlon is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Scanlon and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group.

Mr. Scanlon’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007, to serve as our President and Chief Operating Officer, Transaction Processing Services, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Norcross’s minimum annual base salary is $575,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Norcross is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group.

Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Francis R. Sanchez

We entered into a three-year employment agreement with Mr. Sanchez, effective May 1, 2008, to serve as our President, Strategic Solutions, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Sanchez’s minimum annual base salary is $590,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Sanchez is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sanchez and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group.

Mr. Sanchez’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

The Stock Plans are administered by our compensation committee and permit the granting of stock options, including incentive and nonqualified stock options, restricted stock, and restricted stock units. In addition to these types of awards, the Omnibus Plan also permits the granting of stock appreciation rights, performance shares, performance units and other awards. The awards may be subject to time-based and/or performance-based vesting, and, depending on the plan under which the award was granted and the applicable award agreement, may become fully vested if we experience a change in control. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Our compensation committee is authorized to make awards under the Stock Plans to our and our subsidiaries’ officers, key employees and other service providers, as well as our non-employee directors. The Certegy Plan was most recently submitted for shareholder approval at our 2006 annual meeting, at which time shareholders approved an increase in the number of shares of common stock reserved for issuance under the plan by 4,000,000 shares. The Omnibus Incentive Plan was submitted for shareholder approval at our 2008 annual meeting, at which time shareholders approved the plan which reserved 11,200,000 shares of common stock for issuance. In connection with the LPS spin-off and pursuant to the terms of the Omnibus Incentive Plan, the shares of common stock available for issuance under the Omnibus Incentive Plan were adjusted using a conversion factor of 1.7952 to adjust the number of shares available for issuance under the Omnibus Incentive Plan following the LPS spin-off.

We also maintain a long-term incentive plan that we assumed in connection with the Certegy Merger, the Former FIS 2005 Stock Incentive Plan (the “Former FIS plan”). The Former FIS Plan permits the granting of stock options, including incentive and nonqualified stock options, and stock awards. Certain of our named executive officers continue to hold outstanding stock options under the Former FIS plan, which options we assumed in connection with the Certegy Merger and converted into options to purchase our stock. Although the outstanding awards remain subject to the terms of the Former FIS plan, no further awards may be granted under this plan.

In addition, we maintain several long-term incentive plans that we assumed in connection with the FNF Merger, including the FNF 2004 Omnibus Incentive Plan and the amended and restated FNF 2001 Stock Incentive Plan (collectively the “Assumed FNF Stock Plans”). The FNF 2004 Omnibus Incentive Plan permits the granting of stock options, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. The FNF 2001 Stock Incentive plan permits the granting of stock options, including incentive and nonqualified stock options, deferred shares and rights to purchase restricted stock. Prior to the FNF Merger, the compensation committee of Old FNF granted awards of stock options and restricted stock to certain officers and non-employee directors of Old FNF pursuant to the terms of these plans, or assumed obligations under the plans of certain companies Old FNF acquired. Mr. Foley continues to hold outstanding awards under the Assumed FNF Stock Plans, which awards we assumed in connection with the FNF Merger and converted into options to purchase our stock and shares of our restricted stock, as the case may be. Although the outstanding awards remain subject to the terms of the Assumed FNF Stock Plans, the plans have been frozen with respect to new awards and no future awards may be granted under these plans.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option		Stock	That Have
		Options	Options	Exercise	Option	That Have	Not
		(#)	(#)(2)	Price	Expiration	Not Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

William P. Foley, II	10/15/2004	500,198 (1)	—	16.26	10/15/2012	—	—
	3/9/2005	765,424	—	8.71	3/9/2015	—	—
	8/19/2005	200,080 (1)	—	17.25	8/19/2015	—	—
	11/9/2006	662,229	331,114	23.03	11/9/2013	—	—
	12/20/2007	239,360	478,720	23.71	12/20/2014	—	—
	3/20/2008	—	—	—	—	19,295	313,930
	10/29/2008	—	587,500	14.35	10/29/2015	146,875	2,389,656
Lee A. Kennedy	12/1/1999	346,673	—	10.15	12/1/2009	—	—
	1/31/2000	50,568	—	8.93	1/31/2010	—	—
	1/29/2001	11,535	—	12.08	1/29/2011	—	—
	10/31/2001	27,568	—	14.51	10/31/2011	—	—
	10/31/2001	189,587	—	14.51	10/31/2011	—	—
	2/12/2002	5,618	—	17.79	2/12/2012	—	—
	2/12/2002	367,687	—	17.79	2/12/2012	—	—
	2/12/2002	39,471	—	17.79	2/12/2012	—	—
	2/4/2004	6,035	—	16.57	2/4/2011	—	—
	2/4/2004	338,517	—	16.57	2/4/2011	—	—
	2/4/2005	264,966	—	17.94	2/4/2012	—	—
	2/1/2006	896,702	449,698	21.99	2/1/2013	—	—
	12/20/2007	359,040	718,080	23.71	12/20/2014	—	—
	3/20/2008	—	—	—	—	31,303	509,300
	10/29/2008	—	763,750	14.35	10/29/2015	190,938	3,106,561
Jeffrey S. Carbiener*	—	—	—	—	—	—	—
George P. Scanlon	2/11/2008	—	134,640	23.46
	10/29/2008	—	270,250	14.35	10/29/2015	67,653	1,100,714
Gary A. Norcross	4/1/2003	13,720	—	8.43	4/1/2013
	3/9/2005	512,870	61,234	8.71	3/9/2015
	12/22/2006	89,760	44,880	22.42	12/22/2016
	12/20/2007	179,520	359,040	23.71	12/20/2014
	3/20/2008	—	—	—	—	8,750	142,363
	10/29/2008	—	470,000	14.35	10/29/2015	117,500	1,911,725
Francis R. Sanchez	3/9/2005	91,852	61,234	8.71	3/9/2015
	12/22/2006	89,760	44,880	22.42	12/22/2016
	12/20/2007	179,520	359,040	23.71	12/20/2014
	3/20/2008	—	—	—	—	8,750	142,363
	10/29/2008	—	235,000	14.35	10/29/2015	58,750	955,863

*	Mr. Carbiener stepped down as an executive officer of FIS in July 2008, following the LPS spin-off, to become an executive officer of LPS. All of Mr. Carbiener’s FIS equity awards were cancelled and exchanged for LPS equity awards at the time of the LPS spin-off.

(1)	These options and restricted shares were originally granted by Old FNF under plans we assumed in the FNF Merger. All unvested options vest ratably over a three-year period from the original date of grant.

(2)	The unvested options listed above that we granted in 2005 to (i) Mr. Foley vest quarterly over a 4-year period from the date of grant and (ii) Messrs. Norcross and Sanchez vest quarterly over a 5-year period from the date of grant. The unvested options listed above that we granted in 2007 and 2008 vest annually over 3 years from the date of grant, except for those granted to Mr. Carbiener in 2006, which vest annually over four years from the date of grant.

(3)	The restricted stock awards granted on March 20, 2008 vest proportionately each quarter over eight consecutive quarters beginning June 30, 2008. The restricted stock awards granted on October 29, 2008 vest ratably over a three-year period from the original date of grant.

(4)	Market value of unvested restricted stock awards is based on a closing price of $16.27 for a share of our common stock on the New York Stock Exchange on December 31, 2008.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2008 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	—	—	10,944	253,077
Lee A. Kennedy	1,340	12,654	22,610	595,996
Jeffrey S. Carbiener	1,340	12,654	6,825	257,081
George P. Scanlon	—	—	—	—
Gary A. Norcross	—	—	5,537	113,080
Francis R. Sanchez	—	—	4,476	96,783

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement:

Pension Benefits

Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Lee A. Kennedy	Certegy Inc. Supplemental Executive	36	—	10,432,656
Retirement Plan(1)

(1)	On December 31, 2007, the SERP was amended to, among other things, allow participants to change the time and form of payment of their SERP benefits by making an irrevocable election by December 31, 2007. Mr. Kennedy entered into a new payment election agreement pursuant to which he received his accrued SERP benefit in a lump sum amount of $10,432,656 on January 31, 2008. Additional information concerning the SERP and the amendment thereto is set forth below under “The SERP.”

The SERP

The SERP provides benefits that supplement benefits under our pension plan. Mr. Kennedy is the only named executive officer who participated in the SERP. Normal retirement benefits under the SERP, which are payable at age 60, are equal to 50% of the participant’s average annual compensation, multiplied by a fraction, not greater than one, equal to the participant’s years of credited service divided by 30 years. Mr. Kennedy’s prior service with predecessor entities is recognized under the SERP.

On December 31, 2007, our compensation committee approved an amendment to the SERP. The amendment provided that (i) no new participants may join the SERP after December 31, 2007, (ii) each current participant’s accrued SERP benefit will be frozen as of December 31, 2007 and (iii) no participant will accrue additional benefits under the SERP after December 31, 2007. The amendment also allows SERP participants to change the time and form of payment of their SERP benefits by making an irrevocable election by December 31, 2007, as is permitted under transition rules relating to Section 409A of the Internal Revenue Code (“Section 409A”).

Pursuant to this election, SERP participants may elect to receive their SERP benefits in a lump sum at a specified date prior to termination of employment, as well as in a new form of payment (a single life annuity, a joint and survivor annuity, a ten-year certain and life annuity or a lump sum) that will apply if they do not elect a pre-termination payment date or if their employment terminates prior to the pre-termination payment date they elected. In either case, the new payment elections will apply regardless of when and in what form their SERP benefits would have been paid had they not made the election. Mr. Kennedy entered into a new payment election agreement with the Company pursuant to which he received his accrued SERP benefit in a lump sum in the amount of $10,432,656 on January 31, 2008.

Finally, the amendment also provides for a six-month delay of payments, subject to Section 409A, to certain employees if their SERP benefits are paid upon termination of employment.

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings (Losses)	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	Plan	($)	($)	($)(1)	($)	($)(2)

William P. Foley, II	—	—	—	—	—	—
Lee A. Kennedy	Special Plan	—	—	(888,671)	—	165,067
Jeffrey S. Carbiener	Special Plan	—	—	(214,731)	—	—	(3)
George P. Scanlon	—	—	—	—	—	—
Gary A. Norcross	Deferred Comp Plan	27,615	—	(23,909)	—	52,523	(4)
Francis R. Sanchez	—	—	—	—	—	—

(1)	Represents the decrease in the executive’s interest in 2008.

(2)	Represents the executive’s participant interest as of December 31, 2008. The executive’s benefit under the special plan, which we refer to as the participant interest, is based on the excess of the cash surrender value in the policy over the total premiums paid.

(3)	Due to a decline in the cash surrender value of Mr. Carbiener’s special plan, Mr. Carbiener does not have a positive aggregate balance in the special plan.

(4)	Includes $27,615 of 2008 Non-Equity Incentive Plan Compensation Earnings listed in the Summary Compensation Table.

The Special Plan

The special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the split dollar plan. Participants’ interests under the special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid by us. A participant’s interest fluctuates based on the performance of investments in which the participants’ interest is deemed invested. The special plan provides that following a change in control, which occurred when we merged with Certegy, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Messrs. Kennedy’s and Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2008.

	2008 Rate		2008 Rate
Name of Fund	of Return	Name of Fund	of Return

International Value	(47.78)%	Fidelity VIP Freedom 2015 Service Class 2	(27.30)%
International Small-Cap	(47.84)%	Fidelity VIP Freedom 2020 Service Class 2	(32.80)%
Equity Index	(37.35)%	Fidelity VIP Freedom 2025 Service Class 2	(34.36)%
Small-Cap Index	(35.03)%	Fidelity VIP Freedom 2030 Service Class 2	(38.17)%
Diversified Research	(39.07)%	Fidelity VIP Freedom Income Service Class 2	(10.70)%
Equity	(41.12)%	Fidelity VIP Contrafund Service Class 2	(42.69)%
American Funds Growth-Income	(38.08)%	Fidelity VIP Growth Service Class 2	(47.31)%
American Funds Growth	(44.19)%	Fidelity VIP Mid-Cap Service Class 2	(39.61)%
Large-Cap Value	(34.80)%	Fidelity VIP Value Strategies Service Class 2	(51.28)%
Technology	(51.64)%	Janus Aspen Series International Growth Portfolio Service Shares	(52.23)%
Short Duration Bond	(5.09)%	Janus Aspen Series Mid Cap Growth Portfolio Service Shares	(43.86)%
Floating Rate Loan	(29.28)%	Janus Aspen Series Risk-Managed Core Portfolio Service Shares	(36.24)%
Diversified Bond	(7.80)%	Lazard Retirement U.S. Strategic Equity Portfolio	(35.29)%
Growth LT	(40.95)%	LMPV Aggressive Growth Portfolio Class II	(40.58)%
Focused 30	(50.14)%	LMPV Mid Cap Core Portfolio Class II	(35.43)%
Health Sciences	(28.16)%	MFS VIT New Discovery Series Service Class	(39.52)%
Mid-Cap Value	(39.00)%	MFS VIT Utilities Series Service Class	(37.81)%
Large-Cap Growth	(50.47)%	Premier VIT Op Cap Small Cap Portfolio	(41.63)%
Small-Cap Growth	(47.11)%	Fidelity VIP Freedom 2010 Service Class 2	(25.17)%
International Large-Cap	(35.35)%	T. Rowe Price Equity Income Portfolio-II	(36.26)%
Small-Cap Value	(28.23)%	Van Eck Worldwide Hard Assets Fund	(46.12)%
Multi-Strategy	(43.71)%	Long/Short Large Cap	(33.98)%
Main Street Core	(38.87)%	Brandes International Equity	(39.84)%
Emerging Markets	(47.68)%	Turner Core Growth	(48.97)%
Managed Bond	(1.71)%	Frontier Capital Appreciation	(42.03)%
Inflation Managed	(9.34)%	Business Opportunity Value	(34.48)%
Money Market	(2.36)%	Small-Cap Equity	(26.11)%
High Yield Bond	(22.20)%	BlackRock Basic Value V.I. Fund Class III	(36.91)%
Comstock	(36.79)%	BlackRock Global Allocation V.I. Fund Class III	(19.67)%
Mid-Cap Growth	(48.36)%	Real Estate	(39.99)%
		T. Rowe Price Blue Chip Growth Portfolio-II	(42.65)%

Messrs. Kennedy and Carbiener are fully vested in their special plan benefits, except that their benefits are forfeited if they die or if their employment is terminated by us for cause. For this purpose, the term “cause” means the participant’s willful and continued failure to do his duties even after we make a written demand for performance, or willful actions by the participant that injure us. Benefits are distributed after the plan administrator declares a rollout event, which can be done no sooner than the latest of (1) fifteen years after the participant’s commencement date under the split dollar plan, (2) the participant’s sixtieth birthday or (3) after the participant retires or becomes permanently disabled. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five. The administrator may also declare a rollout event if payments under the plan have not yet begun and a participant violates the plan’s non-competition provisions within a one-year period after termination of employment. If a participant terminates for good reason, or if the participant’s job is eliminated, payments must begin fifteen years after the participant’s commencement date under the split dollar plan or after the participant turns sixty years old, whichever is later. For this purpose, the term “good reason” generally means termination of employment by the participant within the period beginning six months before and ending three years after a change in control due to (1) an adverse change in the participant’s title or assignment of duties inconsistent with participant’s position, (2) a reduction of salary, (3) our failure to continue existing incentive, compensation and employee benefit plans or (4) our requiring the participant to move more than 35 miles from the location of the participant’s office prior to a change in control. The Certegy Merger constituted a change in control for these purposes. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the split dollar plan and (2) the participant retires or turns sixty years old.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by us by being able to deduct the payments from our federal, state and local taxes. Participants’ benefits derive solely from the terms of the special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy Merger, we funded a rabbi trust with sufficient monies to pay all future required insurance premiums under the split-dollar plan and to pay all of the participant interests as defined in the special plan, including with respect to Mr. Carbiener. The amounts necessary to pay the premiums and interests of Mr. Kennedy were previously funded.

The Deferred Compensation Plan

Under our FIS Nonqualified Deferred Compensation Plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their bonuses and commissions. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2008 rates of return on these investments, are listed in the following table:

	2008 Rate		2008 Rate
Name of Fund	of Return	Name of Fund	of Return

Nationwide NVIT Money Market V	2.14%	American Funds IS Growth 2	(43.97)%
PIMCO VIT Real Return	(7.00)%	T. Rowe Price Mid Cap Growth II	(39.94)%
PIMCO VIT Total Return	4.84%	Royce Capital Small Cap	(27.18)%
LASSO Long and Short Strategic Opportunities	(16.52)%	Vanguard VIF Small Company Growth	(39.47)%
T. Rowe Price Equity Income II	(36.26)%	AllianceBernstein VPS International Value A	(53.18)%
Dreyfus Stock Index	(37.14)%	American Funds IS International 2	(42.12)%
Goldman Sachs VIT Mid Cap Value	(37.05)%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. An individual will receive a lump sum payment upon a separation from service during the twenty four month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances less than the limit under Section 402(g) of the Internal Revenue Code, which was $15,500 in 2008, will be distributed in a lump-sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. Except for Mr. Carbiener, the amounts described in this section are what would be due under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2008. For Mr. Carbiener, in connection with the LPS spin-off and LPS’s assumption of Mr. Carbiener’s employment agreement, (i) we paid no severance or other termination benefits to Mr. Carbiener and (ii) all of Mr. Carbiener’s FIS equity awards were cancelled and exchanged for equivalent LPS equity awards, with no immediate acceleration or vesting of such awards. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. Except for Mr. Carbiener, we also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Kennedy and Carbiener also had benefits under the split dollar plan and the special plan, and at December 31, 2008, Mr. Kennedy also had benefits under the SERP. These plans, and Messrs. Kennedy’s and Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

If Messrs. Foley, Kennedy, Scanlon, Norcross or Sanchez are terminated for any reason other than due to death and that termination is by FIS for any reason other than for cause or due to disability, or by the executive for good reason or, with respect to Mr. Foley, by him for any reason during the six month period following a change in control, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus, based on the actual bonus that would have been earned in the year of termination had the executive still been employed for Messrs. Foley, Kennedy, Scanlon and Sanchez, and based on target bonus for Mr. Norcross,

•	a lump-sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all equity awards (except that performance awards vest pursuant to their express terms),

•	with respect to Messrs. Foley, Kennedy and Sanchez, COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments,

•	with respect to Messrs. Foley and Kennedy, the right to convert any life insurance provided by the Company into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and

•	with respect to Mr. Norcross, continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If employment terminates due to death or disability, we will pay them, or their estate:

•	any accrued obligations,

•	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined, and

•	with respect to Messrs. Kennedy, Scanlon and Sanchez, the unpaid portion of the executive’s annual base salary for the remainder of the employment term.

In addition, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

The employment agreements (other than with respect to Mr. Norcross) define “good reason” as:

•	a material diminution in the executive’s position or title, the assignment of duties materially inconsistent with the executive’s position,

•	a material diminution in the executive’s annual base salary or annual bonus opportunity,

•	FIS’s material breach of any of our obligations under the employment agreement, or

•	within six (6) months immediately preceding or within two (2) years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) except with respect to Mr. Kennedy, a change in the person to whom the executive reports that results in a material adverse change to the executive’s service relationship or the conditions under which the executive performs his duties; (C) except with respect to Mr. Kennedy, a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position; (D) with respect to Mr. Kennedy, a requirement that he report to anyone other than directly to the board of directors; (E) a material diminution in the budget over which executive has managing authority; or (F) a material change in the geographic location of the executive’s principal place of employment.

Mr. Norcross’s employment agreement defines “good reason” as:

•	a change in control, provided the executive gives a notice of termination during the period commencing 60 days and expiring 365 days after such change in control,

•	an adverse change in the executive’s title, the assignment of duties materially inconsistent with the executive’s position, or a substantial diminution in the executive’s authority,

•	FIS’s material breach of any of its obligations under the employment agreement,

•	FIS gives notice of its intent not to extend the employment term, any time during the one (1) year period immediately following a change in control,

•	following a change in control, the relocation of the executive’s primary place of employment to a location more than 50 miles from the executive’s primary place of employment immediately prior to the Change in Control, or

•	FIS’s failure to obtain a successor’s assumption of the employment agreement.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred, or, except with respect to Mr. Norcross, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Each of the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Each executive’s employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceeds 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. Assuming a termination of employment and a change in control occurred on December 31, 2008, Messrs. Foley, Kennedy, and Sanchez would not have incurred an excess parachute payment excise tax and no gross-up payments would have been required, but Messrs. Scanlon and Norcross would have incurred the excise tax and become entitled to gross-up payments of $1,372,855 and $2,162,208, respectively. These gross-up amounts are not included in the severance payments described below.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive,

•	except with respect to Mr. Foley, the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term,

•	Mr. Foley is prohibited from competing with us during employment and for one year thereafter unless (1) his employment is terminated by us without cause or by him for good reason, (2) he terminates his employment without good reason during the six-month period that begins on the day after the six-month anniversary of a change in control, or (3) the termination is due to our decision not to extend the employment agreement term, and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the Omnibus Incentive Plan, the Certegy Plan, the assumed FNF stock plans and the Former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Omnibus Incentive Plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. Under the Certegy Plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The Former FIS plan provides that a participant’s award agreement may provide for accelerated vesting on a change in control. It further provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. For purposes of the Former FIS plan, a “change in control” would occur if a person or group other than us or other prior shareholders acquires more than 50% of our voting stock or all or substantially all of our assets and the assets of our subsidiaries.

For purposes of the Omnibus Incentive Plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power,

•	consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination,” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

For purposes of the Certegy Plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination,” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of our company.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Kennedy’s designated beneficiaries would be entitled to death benefits under the split dollar plan. As discussed in the Compensation Discussion and Analysis, Mr. Kennedy retained death benefits under this plan when it was amended in connection with the passage of the Sarbanes-Oxley Act of 2002 to remove the deferred cash accumulation benefits. Mr. Kennedy’s death benefit is $5,000,000.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers, other than Mr. Carbiener, assumes that their employment terminated December 31, 2008. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause, a termination by the executive for good reason or, if applicable, a termination by the executive following a change in control within the periods described above, the following payments would be made under the named executive officers’ employment agreements: Mr. Foley $8,873,463; Mr. Kennedy $9,904,167; Mr. Scanlon $2,647,245; Mr. Norcross $4,760,328; and Mr. Sanchez $4,760,328. Messrs. Scanlon and Norcross would have also been entitled to the excise tax gross-up payments described above. Each of Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez would also be entitled to the health and, except with respect to Messrs. Scanlon and Sanchez, life insurance benefits described above. The estimated value of these benefits is $18,250 annually per executive for Messrs. Foley, Kennedy and Norcross, and $9,500 annually per executive for Messrs. Scanlon and Sanchez. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,375,000; Mr. Kennedy $2,368,333; Mr. Scanlon $968,333; Mr. Norcross $1,081,667; and Mr. Sanchez $1,376,667. The amount shown for Mr. Kennedy excludes $5,000,000 for death benefits provided under the split dollar plan.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez had outstanding unvested stock options and restricted stock awards. Under the terms of the Stock Plans and award agreements and the assumed FNF stock plans, these stock options and restricted stock awards would vest upon a change in control. In addition, we have assumed for purposes of this disclosure that any unvested stock options granted under the Former FIS plan held by the named executive officers would vest upon a change in control. Messrs. Foley’s, Kennedy’s, Scanlon’s, Norcross’s and Sanchez’s restricted stock award agreements also provide that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by the Company without cause.

In addition, under the employment agreements of Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause, a termination by the executive for good reason or a termination following a change in control within the periods described above.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $16.27 per share, which was the closing price of our common stock on December 31, 2008. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $16.27.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $1,128,000; Mr. Kennedy $1,466,400; Mr. Scanlon $0; Mr. Norcross $1,365,378; and Mr. Sanchez $914,178. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $2,703,586; Mr. Kennedy

$3,615,861; Mr. Scanlon $1,099,250; Mr. Norcross $2,054,088; and Mr. Sanchez $1,098,225. In each case, these same amounts would vest upon a termination of each executive’s employment by us not for cause, a termination by the executives for good reason or a termination following a change in control within the periods described above.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Thomas M. Hagerty (Chair) and David K. Hunt. During fiscal year 2008, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2008, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2008, all non-employee directors received an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting he attended and $1,500 for each committee meeting he attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, each director received a long-term incentive award of 20,000 options. The options were granted under the Omnibus Incentive Plan, have a seven-year term, have an exercise price equal to the fair market value of a share of the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

In addition, Mr. Hughes and Mr. David Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. No fees were deferred into the non-employee director plan in 2008 or 2007. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our board of directors, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2008:

	Fees Earned
	or Paid		Option	All Other
	in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)	($)(2)(3)	($)	($)

Robert M. Clements	103,000	—	120,332	—	223,332
Thomas M. Hagerty	92,000	—	138,453	—	230,453
*Marshall Haines	51,500	—	57,667	—	109,167
Keith W. Hughes	119,500	—	120,332	—	239,832
*James K. Hunt	53,500	—	57,667	—	111,167
David K. Hunt	118,000	—	120,332	—	238,332
*Daniel D. Lane	59,500	—	81,395	—	140,895
Richard N. Massey	74,000	—	120,332	—	194,332
*Cary H. Thompson	58,000	—	81,395	—	139,395

*	Each of these directors stepped down as a director of FIS in July 2008, following the LPS spin-off, to become a director of LPS.

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), excluding forfeiture assumptions, of stock option awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 17 to our consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(3)	The aggregate number of shares subject to option awards outstanding on December 31, 2008 for each director was as follows: 63,084 for Mr. Clements; 85,594 for Mr. Hagerty; 0 for Mr. Haines; 63,084 for Mr. Hughes; 63,084 for Mr. Hunt; 0 for Mr. Lane; 63,084 for Mr. Massey; and 0 for Mr. Thompson.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board approved our amended and restated set of Corporate Governance Guidelines in February 2008. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE, and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii)

promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

The Board

Our board met ten times in 2008, of which four were regularly scheduled meetings and six were unscheduled meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2008. Our non-management directors also met periodically in executive sessions without management. In accordance with our corporate governance guidelines, at each meeting a non-management member of our board was designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2009 annual meeting. During 2008, three members of our board attended the annual meeting of shareholders.

Director Independence

Five of the seven members of our board are non-employees. At its meeting on February 10, 2009, our board determined that all of the non-employee members of our board (i.e., Robert M. Clements, Thomas M. Hagerty, Keith W. Hughes, David K. Hunt and Richard N. Massey) are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that William P. Foley, II is not independent because he is our Executive Chairman, and Lee A. Kennedy is not independent because he is our President and Chief Executive Officer.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fidelityinfoservices.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair) and Richard N. Massey. Each of Messrs. Hughes and Massey was deemed to be independent by our board, as required by the NYSE. The corporate governance and nominating committee met one time in 2008. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Executive Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness; the candidate’s other board of directors and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; public disclosure and antitrust matters; and diversity of viewpoints, background, experience and other demographics of our board.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Robert M. Clements and Keith W. Hughes. Effective as of this annual meeting, Richard N. Massey will replace Robert M. Clements as a member of the audit committee. The board has determined that each of the audit committee members, including Mr. Massey, is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members, including Mr. Massey, is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met twelve times in 2008. As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2008:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2008. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’s internal controls and the overall quality of FIS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’s Annual Report on Form 10-K for the year ended December 31, 2008 and that KPMG LLP be appointed independent registered public accounting firm for FIS for 2009.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)
Robert M. Clements
Keith W. Hughes

Compensation Committee

The members of the compensation committee are Thomas M. Hagerty (Chair) and David K. Hunt. Each of Messrs. Hagerty and Hunt was deemed to be independent by our board, as required by the NYSE. The compensation committee met four times in 2008. The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 11.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Lee A. Kennedy, Richard M. Massey and Robert M. Clements. Each of Messrs. Massey and Clements was deemed to be independent by our board. The executive committee did not meet in 2008. Subject to limits under state law, the executive committee may invoke all of the power and authority of our board in the management of FIS.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with LPS and FNF

Our Chairman, William P. Foley, II, also serves as a director and the executive Chairman of the board of directors of FNF and, until his retirement on March 31, 2009, served as a director and executive Chairman of the board of directors of LPS. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as of FNF and LPS. In addition to his employment agreement with us, Mr. Foley also has an employment agreement with FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this prospectus entitled “Management — Executive and director compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

Our President and Chief Executive Officer, Lee A. Kennedy, also serves as a director and the non-executive Chairman of the board of directors of LPS. Mr. Kennedy also owns common stock, and options to buy additional common stock, of our company, as well as of LPS. For information regarding the stock and options held by Mr. Kennedy, please refer to the sections of this prospectus entitled “Management — Executive and director compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

In addition to Messrs. Foley and Kennedy, Thomas M. Hagerty and Richard N. Massey also serve as directors of FNF. We refer to these directors as the dual-service directors. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FNF. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our company and of FNF.

Arrangements with FNF and LPS

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Some of these agreements and arrangements were entered into in connection with our separation from FNF described below, and others were already in existence prior to the separation or have been entered into since the separation from FNF.

From 2005 until the spin-off, the business groups that are now part of LPS were operated by us as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and those LPS operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and LPS provided to each other in support of our respective customers and businesses. In connection with the spin-off, we entered into various agreements with LPS to continue to receive and provide from and to each other these corporate administrative and other services in support of our respective customers and businesses.

Prior to 2005, the business groups within our company (including the business groups that are now part of LPS) were operated as internal divisions or separate subsidiaries within the Old FNF family of companies and there were inter-company arrangements between FNF and us pursuant to which we received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In 2005, the business groups within our company (including at the time the business groups that are now part of LPS) were organized under Former FIS, which subsequently merged with and into Certegy on February 1, 2006. In connection the reorganization in 2005 and the Certegy merger in 2006, we and Old FNF entered into various written agreements pursuant to which we and Old FNF continued to receive and provide from and to each other various corporate administrative and other services in support of our respective customers and businesses.

On November 9, 2006, we completed a merger with Old FNF, whereby Old FNF merged with and into us (the “FNF Merger”). Prior to the FNF Merger, Old FNF owned a majority of our common stock. The FNF Merger was completed after Old FNF contributed substantially all of its assets and liabilities (other than Old FNF’s interests in us and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of FNF’s common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006, and on October 26, 2006, Old FNF distributed all of the shares it acquired from FNF in connection with the asset contribution, together with certain other FNF shares, to the Old FNF shareholders in a tax-free distribution (the “FNF spin-off”). We refer to the asset contribution, the FNF spin-off and the FNF Merger collectively as the “separation from FNF.” In connection with the separation from FNF, we entered into various agreements with FNF, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies purchased by FNF. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FNF under any of these agreements.

In connection with the separation from FNF, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with the spin-off, to reflect the services currently being provided to and from FNF, as well as those that would be provided by FNF to and from LPS. In addition, in connection with the spin-off, we entered into new agreements with LPS pursuant to which we and LPS provide and receive certain services of these corporate and administration services. We also entered into certain agreements with LPS specifically to effectuate the spin-off, including a Contribution and Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement. Additionally, certain of our subsidiaries are parties to agreements directly with LPS and with FNF covering various business and operational matters.

Generally, the terms of our agreements and arrangements with LPS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with LPS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with LPS and FNF are described below. None of the overlapping officers or dual-service directors receives any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with LPS or FNF and none of them has any direct interest in the agreements and arrangements with LPS or FNF.

Arrangements with LPS

Overview

There are various agreements between LPS and us, most of which were entered into in connection with the spin-off. These agreements include:

•	the contribution and distribution agreement;

•	the tax disaffiliation agreement;

•	the employee matters agreement;

•	the corporate and transitional services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the lease agreement for our office space in Jacksonville, Florida; and

•	the third party customer services support agreements.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the spin-off pursuant to which we transferred to LPS all of its operational assets and properties. Generally speaking, the assets and properties were transferred to LPS on an “as is,” “where is” basis and we did not make any representations or warranties regarding the assets, businesses or liabilities transferred or assumed, any consents or approvals required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, or the legal sufficiency of any conveyance documents. In consideration for the contribution by us to LPS of these assets, LPS assumed all liabilities relating to the transferred assets and businesses and LPS issued to us (i) shares of LPS common stock that were then distributed to our record stockholders in connection with the spin-off, and (ii) term loans and promissory notes in the aggregate original principal amount of $1.585 billion that were then exchanged by us for a like amount of our indebtedness through a debt-for-debt exchange.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and LPS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and LPS agree to make reasonably available to each other our respective employees to explain all requested information. We and LPS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and LPS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by LPS with the SEC, any national securities exchange or otherwise made publicly available. We and LPS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and LPS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, LPS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to LPS in connection with the spin-off, including all employment agreements relating to employees transferred to LPS, whether arising before or after the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for LPS’s benefit;

•	Any untrue statement of, or omission to state, a material fact in our public filings to the extent it was a result of information that LPS furnished to us, if that statement or omission was made or occurred after the contribution of the assets to LPS; and

•	Any untrue statement of, or omission to state, a material fact in any of LPS’s public filings, except to the extent the statement was made or omitted in reliance upon information about us provided to LPS by us or upon information provided by any underwriter for use in any registration statement or prospectus.

We indemnify, hold harmless and defend LPS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of our assets or properties, or our operations or conduct, or those of any of our subsidiaries and affiliates (other than LPS and its subsidiaries and the business transferred to LPS), whether arising before or after the date of the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by LPS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in any of LPS’s public filings about us or our group of companies to the extent it was as a result of information that we furnished to LPS or which was contained in our public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, except to the extent the statement was made or omitted in reliance upon information provided to us by LPS.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Cross License.  The Contribution and Distribution Agreement also contains provisions permitting LPS to use certain of our trademarks and tradenames for an interim period of not more than a year after the spin-off while LPS establishes its own branding and trademarks. This license is non-exclusive, non-transferable, and royalty-free.

Tax Disaffiliation Agreement

In connection with the spin-off, we entered into the Tax Disaffiliation Agreement with LPS, to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, LPS’s subsidiaries were members of the FIS consolidated federal tax return and certain LPS subsidiaries were included with our companies in state combined income tax returns. Because LPS and its subsidiaries are no longer a part of our group of companies, the Tax Disaffiliation Agreement allocates responsibility between LPS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	We will file all of our federal consolidated income tax returns, which will include LPS subsidiaries as members of our group of companies through the spin-off date. We will pay all the tax due on those returns, but LPS will indemnify us for the portion of the tax that is attributable to LPS’s income and that of its subsidiaries.

•	We will share responsibility with LPS for filing and paying tax on combined state returns that include both our companies and LPS group companies. LPS will file the return and pay the tax when one of its subsidiaries has the responsibility under applicable law for filing such return. We will indemnify LPS with respect to any state income tax paid by LPS or any member of the LPS group companies that is attributable to the income of our group of companies. We will file the return and pay the tax for all other combined returns. LPS will indemnify us for any state income taxes paid by us but attributable to LPS’s income or that of its subsidiaries.

•	LPS will indemnify us for all taxes and associated adverse consequences that we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the LPS group companies or is a result of any action taken by any member of the LPS group of companies.

•	We will indemnify LPS for all taxes and associated adverse consequences that LPS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if LPS’s liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group of companies or is a result of any action taken by any member of our group of companies.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt.  In order to help preserve the tax-free nature of the spin-off, LPS has agreed that it will not engage in any direct or indirect acquisition, issuance or other transaction involving LPS stock. In addition, LPS has agreed not to reacquire any of its debt instruments that we exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) LPS may engage in such transactions involving its stock or debt if LPS obtains an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) LPS may obtain the consent of certain of our officers to engage in such transactions.

Employee Matters Agreement

In connection with the spin-off, we entered into an employee matters agreement with LPS to allocate responsibility and liability for certain employee-related matters. LPS employees participated in certain of our employee benefit plans for an interim period following the spin-off while LPS established plans and benefit arrangements for its employees. Under the employee matters agreement, LPS agrees to contribute to those plans (or reimburse us) the portions of the employer contributions and other employer-paid costs under those plans that are attributable to LPS employees. Such costs include, for example, payment of 401(k) matching contributions for LPS employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to LPS employees. The services provided by us to LPS under the employee matters agreement and the corporate and transitional services agreements described below relating to human resources and employee matters terminate as LPS’s plans and benefits are established and made available to its employees, but in any event the agreement terminates no later than 24 months following the spin-off.

Corporate and Transitional Services Agreements

We historically provided certain corporate services to LPS relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and LPS has provided certain leased space and information technology support to us. In 2008, for the partial year prior to the spin-off, we allocated a net amount of $27.6 million to LPS in respect of these services. In connection with the spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and LPS can continue to provide certain of these services to each other. The pricing for the services to be provided by us to LPS, and by LPS to us, under the corporate and transitional services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminate at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination may be longer. When the services under these agreements are terminated, we and LPS will arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses.

Interchange Agreement for Corporate Aircraft

In connection with the spin-off, we entered into an interchange agreement with LPS and FNF with respect to our continued use of the corporate aircraft leased or owned by LPS and FNF, and the use by FNF and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and LPS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by LPS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse LPS or FNF, or LPS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or LPS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, LPS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources.

Lease Agreement

In connection with the spin-off, we entered into a lease agreement pursuant to which we lease office space from LPS for our Jacksonville, Florida headquarters campus and LPS provides us with certain other services in connection with the office space, including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to us may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease is calculated in the same manner and at the same rate per rentable square foot as applies to the lease of office space to FNF at LPS’s Jacksonville headquarters campus. The rent is comprised of a base rate amount equal to $10.50 per rentable square foot plus additional rent equal to our share of LPS’s operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to us is $27.19 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Third Party Customer Services Support Agreements

So that we and LPS could continue to provide services seamlessly to our respective existing customers, in certain limited circumstances we and LPS entered into service support agreements pursuant to which we subcontract with LPS, and LPS subcontracted with us, to provide support services required under our contracts with our respective customers. The term of these agreements are for the period required to provide uninterrupted service to the customer under the relevant customer contract.

Arrangements with FNF

Overview

There are various agreements between FNF and us. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft;

•	the sublease agreement; and

•	the Sedgwick master information technology services agreement.

Corporate and Transitional Services Agreement

We are party to a corporate services agreement with FNF under which FNF provides to us corporate and other administrative support services, including tax services, risk management insurance services, purchasing and procurement services and travel services. In connection with the spin-off, we entered into an amended corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. The pricing for the services provided by FNF to us under the corporate services agreement is on a cost-only basis, so that we in effect reimburse FNF for the costs and expenses incurred in providing these corporate services to us. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we notify FNF, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, but in any event, the services terminate on July 2, 2010. When the services under the agreement with FNF are terminated, we will arrange for alternate suppliers or hire additional employees for all the services important to our businesses.

The exact amount paid by us to FNF under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2008, we paid approximately $0.4 million to FNF for services rendered by FNF and its subsidiaries. There were no corporate services rendered by us to FNF or its subsidiaries.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2008 was $28.0 million.

The master information technology services agreement was amended in connection with the spin-off and is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms.

FNF has the right to renew the agreement for two successive one-year periods, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Agreement for Corporate Aircraft

For a description of this agreement, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with LPS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Sublease Agreement

We sublease from FNF a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by FNF and located on the LPS Jacksonville, Florida headquarters campus. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with LPS (and are the same as the terms of LPS’s lease to FNF and FNF’s sublease to LPS), so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, like the LPS lease, our FNF sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space from LPS. The rent is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to us under the sublease is $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space.

Investment Agreement

On March 31, 2009, we entered into an Investment Agreement (the “Investment Agreement”) with FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL” and together with FNF, the “Investors”) pursuant to which the Investors have agreed to invest a total of $249,999,993.50 in us in connection with the proposed merger (the “Merger”) between us and Metavante Technologies, Inc. (“Metavante”).

Under the terms of the Investment Agreement, FNF has agreed to make an investment of $49,999,998.70 in us through the acquisition of 3,215,434 shares of our common stock, and THL has agreed to make an investment of $199,999,994.80 in us through the acquisition of 12,861,736 shares of our common stock, each at a price of $15.55 per share. We are required to prepare and file a registration statement on Form S-3 (or any comparable or successor form or any similar short-form registration) (“Registration Statement”) to register the Investor’s shares for resale and maintain such Registration Statement in effect. The Investors must pay any expenses incurred by them in connection with any Registration Statement. We will bear all costs and expenses borne by us in connection with the Investment Agreement and will reimburse the Investors for out-of-pocket expenses that they incur arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of the Investment Agreement and the Merger.

Additionally, we have agreed (i) to pay FNF a transaction fee in an amount equal to $1,500,000 (or 3% of the purchase price for the shares to be purchased by FNF) and (ii) to pay THL a transaction fee in an amount equal to

$6,000,000 (or 3% of the purchase price for the shares to be purchased by THL). The investments are subject to certain customary conditions and the consummation of the Merger.

Sedgwick Master Information Technology Services Agreement

A subsidiary of a minority-owned affiliate of FNF, Sedgwick CMS Holdings (“Sedgwick”), is party to a master information technology services agreement with us. Sedgwick, a company of which FNF owns 32% of the voting capital stock, is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from us, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Sedgwick for these services during 2008 was $39.3 million.

Other Related Person Transactions and Relationships

During 2008, EverBank and its affiliates paid us approximately $6.7 million for certain lender processing services. The services were provided in the ordinary course of business and at our ordinary rates for such services. Robert M. Clements, our director, is the Chairman and Chief Executive Officer of Everbank.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Conduct, our directors and officers are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in carrying out an assigned job responsibility, or with our interests as a whole. To protect against such conflicts, our Code of Conduct expressly prohibits the following:

•	Our directors and officers may not have any financial interest (other than as a minor shareholder of a publicly traded company), either directly or indirectly, in any of our suppliers, contractors, customers or competitors, or in any business transaction involving us, without the prior written approval of our compliance officer.

•	Our directors and officers may not engage in any business transaction on our behalf with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without the prior written approval of our compliance officer or another appropriate Company officer.

•	Our directors and officers may not use Company property or services for their personal benefit unless (i) use of that property and those services has been approved for general employee or public use, or (ii) he or she has obtained our prior approval. Our directors and officers are also expressly prohibited from selling, lending, giving away or otherwise disposing of Company property, regardless of condition or value, without proper authorization.

•	Our directors and officers are prohibited from (i) taking for themselves personally business opportunities that conflict with our interests that are discovered through the use of Company property, information or position; (ii) using Company property, information, or position for personal gain; and (iii) competing with us.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. A team comprised of selected staff from our legal, internal audit and human resources departments has responsibility for developing and implementing procedures for reviewing and evaluating any relevant transactions and relationships under our Code of Conduct. We have appointed a compliance officer who performs various ongoing administrative functions in connection with our Code of Conduct and, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our compliance officer. The compliance officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the compliance officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. We expect that any waiver of the provisions of our Code of Conduct will be infrequent and will be granted by the compliance officer (or other applicable supervising officer) only when justified by unusual circumstances. In addition, any waiver of the provisions of our Code of Conduct with respect to any of our directors or executive officers must be approved by our audit committee and will be promptly disclosed to the extent required by applicable laws or stock exchange listing standards. Any director, officer or employee who has violated our Code of Conduct may be subject to a full range of penalties including oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2008. Based solely upon a review of these reports, we believe that during 2008, all of our directors and officers complied with the requirements of Section 16(a), other than Lee A. Kennedy, Jeffrey S. Carbiener, Keith W. Hughes and David K. Hunt, who each filed one late report due to an administrative error.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2010 must be received by the Company no later than December 16, 2009. Any other proposal that a shareholder wishes to bring before the 2010 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2009. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2010 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Lee A. Kennedy
President and Chief Executive Officer

Dated: April 15, 2009

YOUR VOTE IS IMPORTANT! You can vote in one of three ways: VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of FIDELITY NATIONAL INFORMATION SERVICES, INC. information up until 11:59 P.M. Eastern Time the day before the cut-off date or 601 RIVERSIDE AVENUE meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting JACKSONVILLE, FL 32204 instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FDNSV1-P73633 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIDELITY NATIONAL INFORMATION SERVICES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” number(s) of the nominee(s) on the line below. EACH OF THE PROPOSALS BELOW. Vote On Directors 0 0 0 1. To elect to the Board of Directors. Nominees for a three-year term expiring in 2012: 01) William P. Foley, II 02) Thomas M. Hagerty 03) Keith W. Hughes Nominee for a two-year term expiring in 2011: 04) Richard N. Massey Vote on Proposal For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year. 0 0 0 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or 2. Vote by Internet at our Internet Address: www.proxyvote.com or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE VOTE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE DETACH HERE FDNSV2-P73633 FIDELITY NATIONAL INFORMATION SERVICES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2009 The undersigned hereby appoints William P. Foley, II and Lee A. Kennedy, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 30, 2009, at the Annual Meeting of Shareholders to be held at 11:30 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 28, 2009, or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 28, 2009 at 11:30 a.m., eastern time from persons who participate in either (1) the Fidelity National Information Services, Inc. 401 (k) Profit Sharing Plan (the “401 (k) Plan”), or (2) the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401 (k) Plan and the ESPP. By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401 (k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of March 30, 2009. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 26, 2009. For shares voted by phone or Internet, the deadline is 11:59 p.m. eastern time on May 25, 2009. For the 401 (k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401 (k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants. (Continued on reverse side)